Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record First Quarter Results and
Raises 2022 Guidance for Revenue, Adjusted EBITDA and Both Operating and Free Cash Flow
STAMFORD, Conn. – April 27, 2022 – United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter of 2022 and raised its full-year guidance for total revenue, adjusted EBITDA1, net cash provided by operating activities and free cash flow2.
First Quarter 2022 Highlights
•Total revenue of $2.524 billion, including rental revenue3 of $2.175 billion.
•Fleet productivity4 increased 13.0% year-over-year.
•Net income of $367 million, at a margin1 of 14.5%. GAAP diluted earnings per share of $5.05, and adjusted EPS1 of $5.73.
•Adjusted EBITDA of $1.139 billion, at a margin1 of 45.1%.
•$886 million of net cash provided by operating activities; free cash flow of $572 million, including gross rental capital spending of $482 million.
•Net leverage ratio5 of 2.0x, with total liquidity5 of $3.006 billion, at March 31, 2022.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “We're very pleased with our strong start to 2022, which delivered a number of first quarter records, including total revenue, rental revenue, adjusted EBITDA and EPS. The momentum we carried into the year accelerated quickly, and our markets are continuing to trend up. The most significant tailwind is the broad-based rental demand we’re seeing in our construction and industrial verticals as we approach our busy season.”
Flannery continued, “We’ve updated our full-year guidance with higher targets for total revenue, adjusted EBITDA and free cash flow, supported by customer sentiment and robust project activity. Based on our visibility into the year, as well as leading industry indicators, we remain confident in our ability to leverage the current upcycle and adapt to any operating conditions.”

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1.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EPS (earnings per share) are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures. Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
2.Free cash flow is a non-GAAP measure as defined in the table below. See the table below for a reconciliation to the most comparable GAAP measure.
3.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
4.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. See the table below for more information.
5.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

Updated 2022 Outlook
The company has updated its 2022 outlook as shown below.

	Current Outlook	Prior Outlook
Total revenue	$11.1 billion to $11.5 billion	$10.65 billion to $11.05 billion
Adjusted EBITDA[6]	$5.2 billion to $5.4 billion	$4.95 billion to $5.15 billion
Net rental capital expenditures after gross purchases	$1.85 billion to $2.05 billion, after gross purchases of $2.9 billion to $3.1 billion	$1.85 billion to $2.05 billion, after gross purchases of $2.9 billion to $3.1 billion
Net cash provided by operating activities	$3.7 billion to $4.1 billion	$3.5 billion to $3.9 billion
Free cash flow (excluding the impact of merger and restructuring related payments)	$1.7 billion to $1.9 billion	$1.5 billion to $1.7 billion
Summary of First Quarter 2022 Financial Results
•Rental revenue for the quarter was $2.175 billion, reflecting an increase of 30.5% year-over-year, and establishing a first quarter record. The increase reflects the continuing recovery of activity broadly across the end-markets served by the company, as well as increased rental fleet at original equipment cost (“OEC”). Year-over-year, fleet productivity increased 13.0% while average OEC, including the impact of the May 2021 acquisition of General Finance Corporation (“General Finance”), increased 16.4%.
•Used equipment sales in the quarter decreased 21.0% year-over-year. These sales generated $211 million of proceeds at a GAAP gross margin of 55.0% and an adjusted gross margin7 of 57.8%; this compares with $267 million at a GAAP gross margin of 38.6% and an adjusted gross margin of 42.7% for the same period last year. The gross margin increases were primarily due to higher pricing, which rose sequentially for the sixth consecutive quarter and reflected proceeds at strong OEC recovery levels.
•Net income for the quarter increased 80.8% year-over-year to a first quarter record of $367 million, while net income margin increased 460 basis points to 14.5%, which was also a first quarter record. The improvements primarily reflected higher gross margins from rental revenue and used equipment sales, and decreased net interest expense primarily due to a reduction in the average cost of debt, partially offset by higher income tax expense as a percentage of revenue. While income tax expense increased $44 million, or 61%, year-over-year, the effective income tax rate decreased 220 basis points to 24.0%.
•Adjusted EBITDA for the quarter increased 30.5% year-over-year to a first quarter record of $1.139 billion, while adjusted EBITDA margin increased 270 basis points to 45.1%. The increase in adjusted EBITDA margin primarily reflected a 120 basis point increase in rental margin (excluding depreciation), largely due to better fixed cost absorption on higher revenue, and a 15.1 percentage point increase in adjusted gross margin from used equipment sales, which primarily reflected improved pricing.

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6.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
7.Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold, as explained further in the tables below.

•General rentals segment had a 25.1% year-over-year increase in rental revenue to a first quarter record of $1.593 billion. Rental gross margin increased by 380 basis points to 36.1%, primarily due to better fixed cost absorption on higher revenue.
•Specialty rentals segment rental revenue increased 47.7% year-over-year, including the impact of the May 2021 acquisition of General Finance, to a first quarter record of $582 million. On a pro forma basis, including the standalone, pre-acquisition revenues of General Finance, Specialty rental revenue increased 29%. Rental gross margin increased by 240 basis points to 44.5%, due primarily to better fixed cost absorption on higher revenue, partially offset by a higher proportion of revenue from certain lower margin ancillary fees in 2022.
•Cash flow from operating activities increased 16.9% year-over-year to $886 million for the first three months of 2022, and free cash flow, including aggregated merger and restructuring payments, decreased 21.1% to $572 million. The decrease in free cash flow was mainly due to higher net rental capital expenditures (purchases of rental equipment less proceeds from sales of rental equipment), which increased $243 million, partially offset by higher net cash from operating activities.
•Capital management. The company's net leverage ratio was 2.0x at March 31, 2022, as compared to 2.2x at December 31, 2021. Year-to-date, net debt decreased by $154 million, primarily reflecting reduced borrowings under the ABL facility. As of March 31, 2022, the company has repurchased $262 million of common stock under its current $1 billion repurchase program, which it expects to complete by year-end.
•Total liquidity was $3.006 billion as of March 31, 2022, including $101 million of cash and cash equivalents. In April 2022, the company gave notice of its intention to redeem $500 million principal amount of its 5 1/2 percent Senior Notes in May 2022. The redemption will be funded using cash and borrowings under the ABL facility.
•Return on invested capital (ROIC)8 increased 200 basis points year-over-year, and 60 basis points sequentially, to 10.9% for the 12 months ended March 31, 2022. The year-over-year and sequential increases in ROIC were primarily due to increased after-tax operating income. ROIC exceeded the company’s current weighted average cost of capital of approximately 9%.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, April 28, 2022, at 11:00 a.m. Eastern Time. The conference call number is 800‑869‑7402 (international: 785‑830‑1999). The replay number for the call is 402-220-1606. The passcode for both the conference call and replay is 19728. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

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8.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet and merger related intangible asset amortization. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,301 rental locations in North America, 13 in Europe, 28 in Australia and 18 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 20,850 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,300 classes of equipment for rent with a total original cost of $15.97 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our business, which is highly sensitive to North American construction and industrial activities; if construction or industrial activity decline, our revenues and, because many of our costs are fixed, our profitability may be adversely affected; (2) uncertainty regarding the ongoing impact of existing and emerging variant strains of the coronavirus (COVID-19) on global economic conditions, and regarding the length of time it will take for the COVID-19 pandemic to ultimately subside. Uncertainty remains regarding the effectiveness of vaccines against COVID-19 (including against emerging variant strains), and the time it will take for the pandemic to subside will also be impacted by measures that may in the future be implemented to protect public health; (3) the impact of global economic conditions (including supply chain constraints, potential trade wars and sanctions and other measures imposed in response to the ongoing conflict in Ukraine) and public health crises and epidemics, such as COVID-19, on us, our customers and our suppliers, in the United States and the rest of the world; (4) rates we charge and time utilization we achieve being less than anticipated; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects; (7) trends in oil and natural gas could adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (10) the inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital markets, or at all; (11) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (12) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (13) restrictive covenants and amount of borrowings permitted in our debt instruments, which can limit our financial and operational flexibility; (14) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or other financial markets; (15) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities or involve other unexpected costs, may strain our management capabilities or may be difficult to integrate; (16) the incurrence of impairment charges; (17) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (18) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (19) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (20) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics (including COVID-19); (21) costs we incur being more than anticipated, including as a result of inflation, and the inability to realize expected savings in the amounts or time frames planned; (22) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (23) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (24) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (26) risks related to climate change and climate change regulation; (27) risks relating to our ability to meet our environmental and social goals, including our greenhouse gas intensity reduction goal; (28) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (29) shortfalls in our insurance coverage; (30) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (31) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (32) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (33) the outcome or other potential consequences of regulatory matters and commercial litigation; (34) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations or operations generally; and (35) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2021, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021
Revenues:
Equipment rentals	$2,175	$1,667
Sales of rental equipment	211	267
Sales of new equipment	45	49
Contractor supplies sales	29	24
Service and other revenues	64	50
Total revenues	2,524	2,057
Cost of revenues:
Cost of equipment rentals, excluding depreciation	906	715
Depreciation of rental equipment	435	375
Cost of rental equipment sales	95	164
Cost of new equipment sales	37	42
Cost of contractor supplies sales	20	17
Cost of service and other revenues	39	30
Total cost of revenues	1,532	1,343
Gross profit	992	714
Selling, general and administrative expenses	323	250
Restructuring charge	—	1
Non-rental depreciation and amortization	97	91
Operating income	572	372
Interest expense, net	94	99
Other income, net	(5)	(2)
Income before provision for income taxes	483	275
Provision for income taxes	116	72
Net income	$367	$203
Diluted earnings per share	$5.05	$2.80

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$101	$144
Accounts receivable, net	1,607	1,677
Inventory	179	164
Prepaid expenses and other assets	123	166
Total current assets	2,010	2,151
Rental equipment, net	10,604	10,560
Property and equipment, net	625	612
Goodwill	5,517	5,528
Other intangible assets, net	583	615
Operating lease right-of-use assets	792	784
Other long-term assets	38	42
Total assets	$20,169	$20,292
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$960	$906
Accounts payable	828	816
Accrued expenses and other liabilities	809	881
Total current liabilities	2,597	2,603
Long-term debt	8,528	8,779
Deferred taxes	2,188	2,154
Operating lease liabilities	625	621
Other long-term liabilities	147	144
Total liabilities	14,085	14,301
Common stock	1	1
Additional paid-in capital	2,535	2,567
Retained earnings	7,918	7,551
Treasury stock	(4,219)	(3,957)
Accumulated other comprehensive loss	(151)	(171)
Total stockholders’ equity	6,084	5,991
Total liabilities and stockholders’ equity	$20,169	$20,292

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended
	March 31,
	2022	2021
Cash Flows From Operating Activities:
Net income	$367	$203
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	532	466
Amortization of deferred financing costs and original issue discounts	3	3
Gain on sales of rental equipment	(116)	(103)
Gain on sales of non-rental equipment	(2)	(1)
Insurance proceeds from damaged equipment	(7)	(7)
Stock compensation expense, net	24	21
Restructuring charge	—	1
Increase in deferred taxes	37	3
Changes in operating assets and liabilities, net of amounts acquired:
Decrease in accounts receivable	76	63
(Increase) decrease in inventory	(13)	11
Decrease in prepaid expenses and other assets	61	23
Increase in accounts payable	10	96
Decrease in accrued expenses and other liabilities	(86)	(21)
Net cash provided by operating activities	886	758
Cash Flows From Investing Activities:
Purchases of rental equipment	(482)	(295)
Purchases of non-rental equipment and intangible assets	(55)	(19)
Proceeds from sales of rental equipment	211	267
Proceeds from sales of non-rental equipment	5	7
Insurance proceeds from damaged equipment	7	7
Purchases of other companies, net of cash acquired	(77)	(1)
Purchases of investments	(3)	—
Net cash used in investing activities	(394)	(34)
Cash Flows From Financing Activities:
Proceeds from debt	1,155	1,091
Payments of debt	(1,372)	(1,710)
Common stock repurchased (1)	(318)	(30)
Net cash used in financing activities	(535)	(649)
Effect of foreign exchange rates	—	1
Net (decrease) increase in cash and cash equivalents	(43)	76
Cash and cash equivalents at beginning of period	144	202
Cash and cash equivalents at end of period	$101	$278
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$10	$6
Cash paid for interest	149	167
(1)We have a $1 billion share repurchase program that commenced in the first quarter of 2022 and is expected to be completed in 2022. The common stock repurchases include i) shares repurchased pursuant to our share repurchase program and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended March 31, 2022	16.4%	(1.5)%	13.0%	2.6%	30.5%
Please refer to our First Quarter 2022 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended
	March 31,
	2022	2021	Change
General Rentals
Reportable segment equipment rentals revenue	$1,593	$1,273	25.1%
Reportable segment equipment rentals gross profit	575	411	39.9%
Reportable segment equipment rentals gross margin	36.1%	32.3%	380 bps
Specialty
Reportable segment equipment rentals revenue	$582	$394	47.7%
Reportable segment equipment rentals gross profit	259	166	56.0%
Reportable segment equipment rentals gross margin	44.5%	42.1%	240 bps
Total United Rentals
Total equipment rentals revenue	$2,175	$1,667	30.5%
Total equipment rentals gross profit	834	577	44.5%
Total equipment rentals gross margin	38.3%	34.6%	370 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,
	2022	2021
Numerator:
Net income available to common stockholders	$367	$203
Denominator:
Denominator for basic earnings per share—weighted-average common shares	72.4	72.3
Effect of dilutive securities:
Employee stock options	—	—
Restricted stock units	0.3	0.4
Denominator for diluted earnings per share—adjusted weighted-average common shares	72.7	72.7
Diluted earnings per share	$5.05	$2.80

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet and restructuring charge. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended
	March 31,
	2022	2021
Earnings per share - GAAP, as-reported	$5.05	$2.80
After-tax impact of:
Merger related intangible asset amortization (2)	0.52	0.50
Impact on depreciation related to acquired fleet and property and equipment (3)	0.10	0.02
Impact of the fair value mark-up of acquired fleet (4)	0.06	0.12
Restructuring charge (5)	—	0.01
Earnings per share - adjusted	$5.73	$3.45
Tax rate applied to above adjustments (1)	25.3%	25.3%
(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impacted our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(3)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(5)Primarily reflects severance and branch closure charges associated with our closed restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. We have cumulatively incurred total restructuring charges of $352 million under our restructuring programs.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2022	2021
Net income	$367	$203
Provision for income taxes	116	72
Interest expense, net	94	99
Depreciation of rental equipment	435	375
Non-rental depreciation and amortization	97	91
EBITDA	$1,109	$840
Restructuring charge (1)	—	1
Stock compensation expense, net (2)	24	21
Impact of the fair value mark-up of acquired fleet (3)	6	11
Adjusted EBITDA	$1,139	$873
Net income margin	14.5%	9.9%
Adjusted EBITDA margin	45.1%	42.4%
(1)Primarily reflects severance and branch closure charges associated with our closed restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. We have cumulatively incurred total restructuring charges of $352 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2022	2021
Net cash provided by operating activities	$886	$758
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(3)
Gain on sales of rental equipment	116	103
Gain on sales of non-rental equipment	2	1
Insurance proceeds from damaged equipment	7	7
Restructuring charge (1)	—	(1)
Stock compensation expense, net (2)	(24)	(21)
Changes in assets and liabilities	(34)	(177)
Cash paid for interest	149	167
Cash paid for income taxes, net	10	6
EBITDA	$1,109	$840
Add back:
Restructuring charge (1)	—	1
Stock compensation expense, net (2)	24	21
Impact of the fair value mark-up of acquired fleet (3)	6	11
Adjusted EBITDA	$1,139	$873
(1)Primarily reflects severance and branch closure charges associated with our closed restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. We have cumulatively incurred total restructuring charges of $352 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended
	March 31,
	2022	2021
Net cash provided by operating activities	$886	$758
Purchases of rental equipment	(482)	(295)
Purchases of non-rental equipment and intangible assets	(55)	(19)
Proceeds from sales of rental equipment	211	267
Proceeds from sales of non-rental equipment	5	7
Insurance proceeds from damaged equipment	7	7
Free cash flow (1)	$572	$725
(1)Free cash flow included aggregate merger and restructuring related payments of $1 million and $3 million for the three months ended March 31, 2022 and 2021, respectively.
The table below provides a reconciliation between 2022 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$3,700-$4,100
Purchases of rental equipment	$(2,900)-$(3,100)
Proceeds from sales of rental equipment	$1,000-$1,100
Purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(100)-$(200)
Free cash flow (excluding the impact of merger and restructuring related payments)	$1,700- $1,900